Exhibit 2.2

                 AMENDMENT TO PURCHASE AND ASSUMPTION AGREEMENT

         This AMENDMENT ("Amendment") to the Purchase and Assumption Agreement, dated as of April 8, 1999 (the "Purchase and Assumption Agreement" or "Agreement"), is entered into as of this 24th day of June, 1999 by and between ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION ("Seller"), a federally-chartered stock savings association, and CENTRAL NATIONAL BANK,CANAJOHARIE ("Purchaser"), a national banking association. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Purchase and Assumption Agreement.

                                R E C I T A L S:
                                ----------------

         WHEREAS, pursuant to the Purchase and Assumption Agreement, Purchaser agreed, subject to the terms and conditions set forth in the Agreement, to acquire certain assets and assume certain liabilities of Seller with respect to the Branches of Seller through the following transactions, all of which were to occur sequentially but in effect simultaneously: (1) the establishment by Purchaser of an interim federal savings bank subsidiary ("FSB Interim Sub"); (2) the purchase by FSB Interim Sub of certain assets and the assumption of certain liabilities relating to the Branches as provided therein; (3) the conversion of FSB Interim Sub to a New York-chartered savings and loan association ("NY Interim Sub"); and (4) the merger of NY Interim Sub with and into Purchaser; and Seller has agreed to transfer and sell to Purchaser such assets and liabilities.

         WHEREAS, as a result of discussions with the appropriate banking regulators, it has been determined that the structure of the proposed transaction may be modified to allow for the direct purchase and assumption of the Branches from Seller by Purchaser.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Purchase and Assumption Agreement shall be and hereby is amended as follows:

         1. The sixth WHEREAS clause shall be deleted in its entirety and replaced with the following:

                  "WHEREAS, Purchaser has agreed, subject to the terms and
            conditions hereof, to acquire certain assets and assume certain liabilities of Seller with respect to the Branches, and Seller has agreed to transfer and sell to Purchaser such assets and liabilities; and"

         2. The first sentence of Section 3.6 shall be deleted and replaced with the following:

            "Promptly following the date hereof, Purchaser shall apply to (a) the Office of the Comptroller of the Currency for approval to purchase the Assets and assume the Liabilities relating to the Branches; and (b) any other applicable regulatory agency; and the Purchaser shall use its commercially reasonable efforts to obtain such approvals."

         3. This Amendment shall supersede any contrary or inconsistent provisions of the Purchase and Assumption Agreement. In all other respects, the Purchase and Assumption Agreement shall continue in effect in accordance with its terms.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Purchase and Assumption Agreement to be duly executed as of the day and year first above written.


                                            ASTORIA FEDERAL SAVINGS
                                            AND LOAN ASSOCIATION


Attest:                                     By: /s/ George L. Engelke, Jr.
                                                --------------------------------
-------------------------------                 George L. Engelke, Jr.
                                                Chairman of the Board, President
                                                and Chief Executive Officer


                                            CENTRAL NATIONAL BANK,
                                            CANAJOHARIE


Attest:                                     By: /s/ Donald L. Brass
                                                -------------------------------
-------------------------------                 Donald L. Brass
                                                President and Chief Executive
                                                Officer

                                       3